Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption "Experts" in the Amendment 1 to Form S-1 Registration Statement and related Prospectus of CPSM, Inc. (the "Company"), for the registration of 13,956,762 of the Company's common shares and to the incorporation by reference therein of our report dated September 28, 2015, relating to the consolidated balance sheets of the Company and its subsidiaries at December 31, 2014 and 2013, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended, which are included in such Registration Statement.

Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA
Tampa, Florida
November 13, 2015